EXHIBIT 10.31

June 14, 2011

Mr. John A. King

213 N. Bridge Creek Drive

Jacksonville, Florida 32259

Re:      SafedoX, Inc.

Finder's Fee Letter Agreement

Dear John:

This letter will serve to memorialize our agreement with respect to payment of finder's fees for your services in introducing us to investors who potentially would be interested in considering an investment in our company, pursuant to our current private offering.

We are seeking capital with which to establish our SafedoXTM products in their markets and are seeking to locate potential investors. You have agreed to use your best efforts to introduce our company to investors who potentially would be interested in making an investment in our company.

In consideration of your efforts under this agreement, we have agreed to pay to you shares of our common stock at the rate of one share for every $3.00 invested by each investor introduced to us by you.

In performing your duties as a finder, you are to do no more than refer potential investors to us and to make introductions of them. You agree not to perform any services that would normally be performed by a licensed securities broker or dealer, as you will not be acting in such capacity. When you have made an introduction, you will have performed all of the service required for you to have earned the described finder's fee, should such referred potential investor invest funds in our company. You will be paid your cash compensation at such time as we have received available funds from an investor introduced to us by you.

With respect to introductions to be made by you, you are to advise us in writing, including by e-mail to manoj@safedox.com, of the identity of such potential investor. If such referred investor is already known to us and is an investor with whom we have an existing relationship through our own efforts, we will advise you within three (3) days of the date we receive your notice of reference, and you will not be considered a finder as to that potential investor. If we do not so advise you within such three-day period, you will be considered a finder as to that potential investor.

If this letter properly reflects your understanding, please indicate such in the space below.

We thank you for your assistance and look forward to working with you.

Sincerely,

SAFEDOX, INC.

By: /s/ MANOJ PATEL

            Manoj Patel

            President

ACCEPTED AND AGREED:

/s/ JOHN A. KING

John A. King

Date: June 14, 2011